Exhibit 10.1

515 E Las Olas Boulevard Suite 120, Fort Lauderdale, FL 33301
Tel: +1 (954) 256 5120          Fax: +1 (954) 256 5119          www.altitude-international.com

October 27, 2017

Joseph B. Frost

Via email

RE: Employment Agreement
Dear J.B.:

Altitude International, Inc. and Titan Computer Services, Inc. (collectively referred to herein as the “Company”) is pleased that you have chosen to work for the Company as an officer. The purpose of this letter is to formally memorialize your existing employment agreement with the Company on the following terms:

(1) Position. You will serve as Chief Operating Officer. You will report to the CEO. By signing this letter agreement (“Agreement”), you represent and warrant to the Company that you are under no contractual commitments that will be inconsistent with your obligations to the Company, excepting those obligations discussed herein, which by virtue of this Agreement, are deemed consistent with your obligations to the Company. Your start date shall be 1st January 2018. In addition, you will serve as a director of the Company should the shareholders approve the nomination at our next shareholder meeting.

(2) Duties. Your duties as Chief Operating Officer will include the day to day management of the company including sales, customer support, order fulfilment, project management, the organization of installation activities and company administration. You shall use your best efforts to promote the interests of the Company and shall devote your full business time and efforts to its business and affairs and shall not provide management services to any other company or otherwise engage in business activities that would reasonably be expected to materially interfere with the performance of your duties, services and responsibilities hereunder.

(3) Salary and Benefits. You will be paid a salary at the annual rate of $125,000 payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. When the Company moves into a position of profitability as a result of orders received this salary will be reviewed. This salary will be also subject to adjustment pursuant to the Company’s employee compensation policies applicable to senior executives, as in effect from time to time.

You may be eligible to receive an annual bonus in the amount to be determined by the Board of Directors based on the achievement of corporate and individual objectives determined by the Board on an annual basis, in its absolute discretion. You shall not be eligible for an Annual Bonus if you are terminated for any reason or resign.

You will be entitled to participate in all benefits generally available to the Company’s employees as those programs become available. Until company-wide policies and programs are in place, the Company will pay you $1,500 per month toward a medical insurance program of your choice.

You will be entitled to twenty days holiday per annum, in addition to public holidays. Discretionary holidays and vacation of more than two consecutive weeks may be allowed by the Company if approved by the Company’s Chief Executive Officer.

The company is likely to establish an office in South Florida from which you will be required to operate. You will be party to discussions regarding the location and facilities required for that office.

(4) Stock Issuance. You will be granted one million shares of common stock of the Company, issuable as soon as practicable following your start date. The shares will be returnable if your employment terminates within six months following your start date. You will also be eligible to participate in the Company’s Incentive Stock Option program once it is established in amounts determined by the Board of Directors.

(5) Proprietary Information Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard proprietary information and/or confidentiality agreement upon commencement of your employment.

(6) Termination of Employment. As an at-will employee, we will offer you the following terms:

(a) By Death. Your employment shall terminate automatically upon your death. The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued bonus, unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement, including without limitation the ability to exercise any vested and exercisable options held by you. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section 6(a) shall affect any entitlement of your heirs to the benefits of any life insurance plan or other applicable benefits.

(b) By Disability. For purposes of this Agreement, “disability” means you have a mental or physical impairment that is expected to result in death or that has lasted or is expected to last for a continuous period of three (3) months or more and that causes you to be unable to perform your duties under this Agreement or to be engaged in any substantial gainful activity. If you experience such a disability, then, to the extent permitted by law, the Company may terminate your employment upon sixty (60) days' advance written notice. Termination by disability shall be determined by a physician selected by the Board of Directors. If such physician is unable to schedule an appointment with you within ten business days of the Board of Directors’ written request, the Board of Directors, at its sole discretion, is authorized to determine whether your disability has occurred. The Company shall pay you all compensation to which you are entitled up through the last business day of the notice period, including payment for accrued unused vacation, expense reimbursement, if any, and any other benefits provided under this Agreement; thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section 5(b) shall affect your rights under any applicable Company disability plan.

(c) By Change of Control. In the event of an acquisition of the Company or substantially all of the Company’s assets in connection with which your employment is either involuntarily terminated without cause or voluntarily terminated as a result of a material diminution in responsibilities, the Company shall pay you your full salary and bonus override through the date of termination as well as all other unpaid amounts, if any, to which you are entitled as of the date of termination under any compensation plan or program of the Company, at the time such payments are due.

(7) Confidentiality.   You agree that during the term of his employment and thereafter:

(a) You have not and will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as hereinafter defined), except as reasonably necessary or advisable in connection with the performance of your duties for the Company, or except to the extent required by law (but only after you, to the extent practicable given the nature of the legal requirement, have provided the Company with reasonable notice and opportunity to take action against any legally required disclosure). As used herein, “Confidential Information” means all information concerning the business of the Company or of any of its subsidiaries (“Related Companies”), or any customer or vendor of any of the Related Companies (whether or not subject to copyright, patent or other intellectual property protection), that has an independent economic value from not being readily known, is not ascertainable by proper means by others and is not generally known to the public, or which would constitute a trade secret as may be defined by the Uniform Trade Secrets Act or under the laws governing this Agreement, and any oral, electronic or written communications thereof, including, but not limited to, specifications, designs, concepts, plans, programs, software, other developments relating to products and services, proposal plans, marketing data and financial information, and all copies and tangible embodiments thereof (in whatever form or medium); provided, that Confidential Information shall not include any information that is publicly available or disclosed pursuant to applicable securities laws.

(b) You have not and shall not make use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably necessary or advisable in connection with the performance of your duties for the Company.

(c) Upon the Company’s request at any time and for any reason, you shall immediately deliver to the Company all materials (whether in electronic or hard copy form) in your possession which contain or relate to Confidential Information.

(d) When in possession of Confidential Information, you will not engage in any transaction in the Company’s securities.

(8) Intellectual Property.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively the “Developments”) made by you, either alone or in conjunction with others, at any time or at any place during his service with the Company, whether or not reduced to writing or practice during such period, which relate to the business in which any Related Company is then engaged or in which any Related Company then intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to you. Any Developments employed and made by you, either solely or jointly with others, within six months following the termination of your services hereunder that relate to the Company’s actual day-to-day operations or core competencies in which you were actively involved, shall be irrefutable presumed to have been made in the course of such employment with the use of the Company’s time, materials or facilities. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by you are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company without any further compensation to you.

(8) Noncompetition. You acknowledge and agree that in the performance of this Agreement, you will be brought into frequent contact, either in person, by telephone, through electronic means or through the mails, with existing and potential customers and/or partners of the Company. You also acknowledged that any Confidential Information learned by him during the Term has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary, for the protection of the Company’s business, that you not compete with the Company during the term of your employment and not compete with the Company for 12 months thereafter:

(a) You will not, directly or indirectly, individually or as a consultant to, or employee, officer, Chief Operating Officer, manager, stockholder, partner, member or other owner or participant in any business entity, other than the Company or a Related Company, engage in or assist any other person or entity to engage in any business which directly or indirectly competes with any business in which the Company or Related Company is engaging or in which the Company or Related Company plans to engage or is actively evaluating engaging, during or at the time of the termination of your engagement hereunder, anywhere in the United States or anywhere else in the world where the Company or any Related Company does business, or plans to do business or is actively evaluating doing business; provided that nothing contained herein shall prohibit you from being a passive owner of less than one percent (1%) of the outstanding stock or any class of securities of any corporation or other entity that is publicly traded or privately held; and

(b) You will not, directly or indirectly, individually or as a consultant to, or employee, officer, Chief Operating Officer, manager, stockholder, partner, member or other owner or participant in any business entity solicit or endeavor to entice away from the Company or any Related Company, or offer employment or any consulting arrangement to, or otherwise materially interfere with the business relationship of the Company or any Related Company with, any person or entity who is, or was within the one-year period immediately prior to the termination of your engagement hereunder, (i) employed by or a consultant to the Company or any Related Company or (ii) a customer or client of, supplier to or other party having material business relations with the Company or any Related Company.

(9) Remedies. Without limiting the remedies available to the Company and any Related Company, you acknowledges that a breach of any of the covenants contained in Sections 5, 6, and 7 herein could result in irreparable injury to the Company and, as applicable, a Related Company, for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company and any affected Related Company, as the case may be, shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining you from engaging in any activities prohibited by Sections 6, 7, and 8 herein or such other equitable relief as may be required to enforce specifically any of the covenants of Sections 6, 7, and 8 herein. The foregoing provisions and the provisions of Sections 6, 7, and 8 herein shall survive the term of this Agreement and the termination of your engagement hereunder, and shall continue thereafter in full force and effect.

(10) Recordings. You hereby gives the Company and its assigns permission to capture and record his image or likeness by means of photograph, facial imaging or similar means (“Recordings”); to make reasonable edits to these Recordings at its discretion and to incorporate these Recordings into publications, brochures, databases, or any other media (“Publications”); and to use such Recordings and Publications for the limited purposes of marketing, publicizing, or otherwise promoting the products and/or services of the Company or any of its affiliates.

The provisions of this section shall not apply to the pursuance of obligations or commitments resulting from previous employment, especially where they arise outside of the continent of North America, so long as they shall not conflict with the business opportunities of the Company.

(11) Entire Agreement. This Agreement contains all the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

(12) Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

(13) Amendment and Governing Law. This Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Agreement, and the resolution of any disputes arising pursuant hereto, will be governed by New York law.

Of course, as required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

As I mentioned before, we are delighted with your decision to work as an officer for Titan Computer Services, Inc. and its wholly-owned subsidiary Altitude International, Inc.

Very truly yours,

TITAN COMPUTER SERVICES, INC.
ALTITUDE INTERNATIONAL, INC.

By:
David Vincent. Chief Executive Officer and Director
7th November 2017

I have read and accept this employment offer:

Joseph B. Frost

Dated:     8 November, 2017